Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2013 Performance Update

The Frontier Fund Supplement Dated September 30, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 1 New

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	September 30, 2013	September 30, 2013	NAV /Unit
	MTD	YTD
Frontier Diversified Series-1	0.57%	-17.23%	$78.13
Frontier Long/Short Commodity Series-1a	-0.39%	-13.80%	$93.60
Frontier Masters Series-1	-0.24%	-13.09%	$87.87

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of September 30, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(660,677.69)
Unrealized trading gain (loss)	1,055,629.29
Less: Commissions	(62,791.04)
Less: Trading Fee paid to Managing Owner	(70,006.58)
Interest income	60,008.54

Total Income	322,162.52
EXPENSES
Broker service fees	59,071.54
Incentive fees	(1.97)
Management fees	49,967.36

Total Expenses	109,036.93

Net Income (Loss)	$213,125.59

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	450,299.78591	$34,981,233.09	$77.68
Current month additions	1,379.73129	108,752.03
Current month redemptions	(18,522.93513)	(1,460,163.89)
Net income (loss) for current month		213,125.59	0.45

Net asset value, end of current month	433,156.58207	$33,842,946.82	$78.13

	Monthly rate of return		0.57%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$513,816.12
Unrealized trading gain (loss)	(485,857.95)
Less: Commissions	(14,081.14)
Less: Trading Fee paid to Managing Owner	(23,494.46)
Interest income	28,222.61

Total Income	18,605.18
EXPENSES
Broker service fees	19,823.41
Incentive fees	0.00
Management fees	40,066.52

Total Expenses	59,889.93

Net Income (Loss)	$(41,284.75)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	127,063.27709	$11,939,565.79	$93.97
Current month additions	52.84407	5,000.00
Current month redemptions	(6,995.19643)	(659,607.14)
Net income (loss) for current month		(41,284.75)	(0.37)

Net asset value, end of current month	120,120.92473	$11,243,673.90	$93.60

	Monthly rate of return		-0.39%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,353,455.55)
Unrealized trading gain (loss)	1,465,478.17
Less: Commissions	(32,420.01)
Less: Trading Fee paid to Managing Owner	(55,029.46)
Interest income	41,813.15

Total Income	66,386.30
EXPENSES
Broker service fees	46,432.09
Incentive fees	0.00
Management fees	69,447.05

Total Expenses	115,879.14

Net Income (Loss)	$(49,492.84)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	310,574.65682	$27,354,919.52	$88.08
Current month additions	3,059.15634	272,618.10
Current month redemptions	(14,200.16663)	(1,267,767.42)
Net income (loss) for current month		(49,492.84)	(0.21)

Net asset value, end of current month	299,433.64653	$26,310,277.36	$87.87

	Monthly rate of return		-0.24%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,327,840.32)
Unrealized trading gain (loss)	2,141,980.27
Less: Commissions	(127,328.71)
Less: Trading Fee paid to Managing Owner	(142,161.24)
Interest income	121,841.72

Total Income	666,491.72
EXPENSES
Trading fees	0.00
Broker service fees	66,682.08
Incentive fees	0.00
Management fees	101,464.08

Total Expenses	168,146.16

Net Income (Loss)	$498,345.56

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	889,560.97695	$71,727,865.75	$80.63
Current month additions	1,379.73129	108,752.03
Current month redemptions	(52,623.97261)	(4,352,541.34)
Net income (loss) for current month		498,345.55	0.46

Net asset value, end of current month	838,316.73563	$67,982,421.99	$81.09

	Monthly rate of return		0.57%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,400,893.81
Unrealized trading gain (loss)	(1,327,269.07)
Less: Commissions	(38,419.10)
Less: Trading Fee paid to Managing Owner	(42,620.81)
Interest income	76,909.81

Total Income	69,494.64
EXPENSES
Trading fees	0.00
Broker service fees	20,769.91
Incentive fees	0.00
Management fees	152,046.93

Total Expenses	172,816.84

Net Income (Loss)	$(103,322.20)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	297,713.77373	$32,340,352.38	$108.63
Current month additions	356.63159	36,075.97
Current month redemptions	(12,983.85918)	(1,336,539.69)
Net income (loss) for current month		(103,322.20)	(0.11)

Net asset value, end of current month	285,086.54614	$30,936,566.46	$108.52

	Monthly rate of return		-0.10%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,925,284.68)
Unrealized trading gain (loss)	2,083,886.19
Less: Commissions	(46,146.20)
Less: Trading Fee paid to Managing Owner	(78,348.08)
Interest income	59,532.30

Total Income	93,639.53
EXPENSES
Trading fees	0.00
Broker service fees	48,891.55
Incentive fees	0.00
Management fees	98,876.20

Total Expenses	147,767.75

Net Income (Loss)	$(54,128.22)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	432,798.60669	$38,946,277.32	$89.99
Current month additions	3,892.49529	352,618.10
Current month redemptions	(18,518.23901)	(1,683,956.77)
Net income (loss) for current month		(54,128.22)	(0.17)

Net asset value, end of current month	418,172.86297	$37,560,810.43	$89.82

	Monthly rate of return		-0.18%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES